UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2023

Nuveen Churchill Private Capital Income Fund
(Exact name of registrant as specified in its charter)

Delaware	000-56412	88-6187397
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 Park Avenue, 14th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 478-9200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events.

Net Asset Value

In accordance with Nuveen Churchill Private Capital Income Fund’s (the “Fund”) valuation policy, the Fund intends to sell its shares on the first business day of each month at an offering price that it believes reflects the net asset value (“NAV”) per share at the end of the preceding month. The table below sets forth the public offering price for the Fund’s Class I shares of beneficial interest, which is approximately equal to its NAV per share.

NAV as of June 30, 2023
Class I shares	$24.63

As of June 30, 2023, the Fund’s aggregate NAV was approximately $267.3 million, the fair value of its investment portfolio was $389.6 million, and it had $133.0 million in secured borrowings outstanding. For Class I shareholders, the Fund generated a 0.85% and 2.87% total net return for the 1-month and 3-months ended June 30, 2023, respectively, a 5.31% total net return for the period beginning January 1, 2023 through June 30, 2023, and a 8.37%1 total net return for the period beginning March 30, 2022 (date on which Class I shares were issued) to June 30, 2023.

Distributions

On July 28, 2023, the Fund’s board of trustees (the “Board”) declared a total distribution for Class I shares of beneficial interest of $0.27 per share, comprised of a regular distribution of $0.25 per share and a special distribution of $0.02 per share. The distribution is payable to Class I shareholders of record as of July 31, 2023 and the payment date is on August 28, 2023.

Portfolio Update

As of June 30, 2023, the Fund had debt investments and equity investments in 80 portfolio companies with an aggregate of $395.3 million (at cost) and an average position size of 1.12%.2 The portfolio companies had a weighted average annual EBITDA of $66 million.3 As of June 30, 2023, the Fund’s investments consisted of 75.61% first-lien term loans, 8.78% second-lien debt investments, 14.20% mezzanine debt investments, and 1.41% equity investments (at fair value). As of June 30, 2023, on a fair value basis, 81.07% of the Fund's debt investments bear interest at a floating rate and approximately 18.93% of the Fund's debt investments bear fixed rates. As of June 30, 2023, the weighted average yield on the debt and income producing investments at fair value was 11.62%.

1 Returns are annualized for periods longer than one year.
2 Average position size (committed par amount and cost of equity) is calculated as a percentage of contributed capital and total size of the credit facility.
3 These calculations include all private debt investments and exclude quoted assets. Amounts are weighted based on fair market value of each respective investment as of its most recent valuation, which are derived from the most recently available portfolio company financial statements.

The industry composition of the Fund’s portfolio as a percentage of fair value as of June 30, 2023 was as follows

June 30, 2023
Industry
Automotive	1.00%
Banking, Finance, Insurance, Real Estate	0.77%
Beverage, Food & Tobacco	9.25%
Capital Equipment	3.82%
Chemicals, Plastics, & Rubber	4.19%
Construction & Building	4.81%
Consumer Goods: Durable	4.39%
Consumer Goods: Non-Durable	7.26%
Containers, Packaging & Glass	4.39%
Energy: Oil & Gas	5.54%
Environmental Industries	2.45%
Healthcare & Pharmaceuticals	8.09%
High Tech Industries	3.60%
Media: Advertising, Printing & Publishing	1.71%
Services: Business	16.44%
Services: Consumer	7.41%
Sovereign & Public Finance	0.99%
Telecommunications	1.74%
Transportation: Cargo	2.79%
Utilities: Electric	0.66%
Wholesale	8.70%
Total	100.00%

The Fund's top ten portfolio companies as a percentage of fair value as of June 30, 2023 were as follows:

Portfolio Company	Industry	Position Size [2]
Supply One	Chemicals, Plastics, & Rubber	2.04%
Class Valuation	Services: Business	2.02%
Kofile	Services: Business	1.98%
Spice World	Beverage, Food & Tobacco	1.97%
Revision Skincare	Consumer Goods: Non-Durable	1.96%
Service Express	Services: Business	1.92%
Abrasive Products and Equipment (AP&E)	Energy: Oil & Gas	1.78%
Pacur	Containers, Packaging & Glass	1.59%
Fortune International LLC	Beverage, Food & Tobacco	1.40%
NearU	Services: Consumer	1.35%

Past performance is not necessarily indicative of future performance, and there can be no assurance that the Fund will achieve comparable investment results, or that any targeted returns will be met.

The information presented above is based on the determination of Churchill Asset Management LLC, in its capacity as of the Board's valuation designee (the “Valuation Designee”), as of June 30, 2023 and remains subject to the review and oversight by the Board to determine that the Valuation Designee selected and consistently applied the appropriate valuation methodologies in connection with the Valuation Designee's determination of the fair value of the Fund's portfolio securities. Consequently, the data set forth in the Fund’s Quarterly Report on Form 10-Q for fiscal quarter ended June 30, 2023 may differ from this information, and any such differences may be material. In addition, the information presented above does not include all of the information regarding our financial condition and results of operations that may be important to investors. As a result, investors are cautioned not to place undue reliance on the information presented above.

Neither PricewaterhouseCoopers LLP, the Fund’s independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled or performed procedures with respect to the financial data contained herein. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any form of assurance with respect thereto and assumes no responsibility for, and disclaims any association with, this information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuveen Churchill Private Capital Income Fund

Date: July 31, 2023	By:	/s/ Kenneth J. Kencel
Kenneth J. Kencel Chief Executive Officer and President